December 30, 2022

Apollo Diversified Credit Fund

Apollo Global Management, Inc.

9 West 57th Street, New York

New York 10019

Ladies and Gentlemen:

A legal opinion (the "Legal Opinion") that we prepared was filed with Post-Effective Amendment No. 9 to the Registration Statement of the Griffin Institutional Access Credit Fund (which now is known as the Apollo Diversified Credit Fund) filed on Form N-2 on August 26, 2019. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 19 under the Securities Act of 1933 (Amendment No. 22 under the Investment Company Act of 1940) (the "Amendment") and consent to all references to us in the Amendment.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP